Company Contact:	Investor Relations Contact:
China Sky One Medical, Inc.	CCG Investor Relations
Mr. Stanley Hao, CFO	Mr. Crocker Coulson, President
Tel: +86-0451-53994069	Tel: +1-646-213-1915
Email: china_sky_one@yahoo.cn	Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

China Sky One Medical, Inc. Appoints New Independent Director

Harbin, China, Aug. 6, 2009 -- China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (NASDAQ: CSKI), a leading fully integrated pharmaceutical company producing over-the-counter drugs in the People’s Republic of China (“PRC”), today announced the appointment of Mr. William Wei Lee as an independent member of the Company’s Board of Directors (“the Board”) effective August 4, 2009. Mr. Jiang Qi-Feng resigned from the Board effective August 4, 2009. Following this appointment, China Sky One Medical’s Board of Directors has seven members, four of whom are independent. Mr. Wei Lee also replaces Mr. Jiang as a member of the Audit Committee, Compensation Committee and Finance Committee of the Board of Directors, and as “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Mr. Wei Lee has over 15 years of experience in financial services and government relations, including investments, joint ventures, mergers & acquisitions and management consulting. From 2000 to 2002 he was a Senior Associate at McKinsey Management Consulting Co. Ltd. and in 2003 he was a Project Manager at Roland Berger Strategy Consultants Ltd. From 2004 to 2006, he served as Director of Strategic Development at TNT N.V., an Amsterdam-based provider of postal and logistics services, where he was responsible for M&A and China business strategy. Since 2007, Mr. Wei Lee has been a Managing Director with Transworld Capital Group, a U.S. investment service firm specializing in cross-border M&A and fund raising between U.S. and China. In 2008, he served as Chief Operating Officer (on loan) for Legend Media Corporation, a U.S.-listed company specializing in radio advertising in China. Mr. Wei Lee earned a Master’s degree in Political Science from North Illinois University in 1989 and a Ph.D. in Political Science from Massachusetts Institute of Technology in 1994, where he completed MBA course work at Sloan School. He completed post-doctoral studies at the Fairbank Center for East Asia Studies, Harvard University, in 1995.

“We are very pleased to welcome Mr. Wei Lee to our Board of Directors, the majority of which is independent” said Mr. Yan-qing Liu, Chairman and CEO of China Sky One Medical. “We believe that his expertise in corporate governance at public companies in China and his experience in investments and management consulting will play a vital role in our development as a leading manufacturer of pharmaceuticals in China. We look forward to working with him as we continue to strengthen our corporate governance. We would also like to thank Mr. Jiang for his contributions to the Board over the last two years and wish him well in his career.”

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company engages in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company (''TDR''), Harbin First Bio- Engineering Company Limited ("First"), Heilongjiang Tianlong Pharmaceutical, Inc. ("Tianlong") and Peng Lai Jin Chuang Pharmaceutical Company (“Jin Chuang”) the Company manufactures and distributes over-the-counter pharmaceutical products, which make up its major revenue source. For more information, visit http://www.skyonemedical.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the change of independent directors. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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